Exhibit 10.11

June 5, 2008

Dean Hickman-Smith

[address]

Dear Dean:

It is my pleasure to offer you the full-time position of Senior Vice President, Worldwide Sales at Proofpoint Inc. (the “Company”).  This letter shall serve to confirm the terms of your employment with the Company.

1.             Duties.  You will be responsible for leading the world wide sales organization.  You will report to me and will work from our offices located in Sunnyvale, California.  Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

2.             Compensation.

a.                                       Salary.  You will he paid a monthly salary of $18,750.00 less payroll deductions and all required withholdings.  You will be paid semi-monthly on the Company’s regular payroll dates.

b.                                      Commission / Non-Recoverable Draw.  You will he paid a non-recoverable draw in the total amount of $56,250, less payroll deductions and all required withholdings in the first six pay periods ($9.375.00 per paycheck) from the date of your employment.  You will be eligible for monthly commissions based on your attainment of quota under the terms and conditions of the Company’s applicable commission plan.  During, your first year of employment, you will be eligible to earn target commissions in the amount of $225,000.00 at 100% of quota attainment.  Earned commissions will he paid monthly.

c.                                       Stock Option Plan.  Upon the commencement of your employment and subject to Board approval, the Company will grant you an option to purchase 1% shares of the Company’s Common Stock (the “Option”) on a fully diluted basis including all options granted to employees at an exercise price equal to the fair market value on the date of grant.  The Option shall be subject to the vesting restrictions and all other terms of the Proofpoint’s 2002 Stock Option Plan and your Stock Option Agreement.

d.                                      Benefits.  You will be eligible for the standard Company benefits for an employee in your position [health insurance, dental insurance, vacation, sick leave, holidays, 401k, etc] in accordance with the terms of the applicable benefit plans.

3.             Company Policies.  As a Company employee, you will be expected to abide by Company rules and policies, and execute and abide by the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A for your execution.

4.             Former Employers.  In your work for the Company you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will he expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.  You also agree that you will not bring onto Company premises any confidential information or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

5.             Exposure to Explicit Electronic Content.  Because of the type of business Proofpoint conducts, during the course of your employment and as a bona fide occupational qualification of your employment you may be periodically exposed to electronic content that displays sexually explicit literary material and/or electronically conveyed images.  By accepting employment with Proofpoint it is with the full understanding that your exposure to the content described above will not interfere with the performance of your job duties, will not cause you to consider the workplace intolerable or hostile, and will not cause you to believe that you are subject to sexual harassment in the workplace.

6.             Alternative Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company you must agree to submit such disputes to arbitration.  Accordingly, please sign the Arbitration Agreement attached as Exhibit B and return it to me.

7.             Conflicts.  As an exempt employee, you are expected to work the number of hours required to get the job done.  However, you are generally expected to be present during normal business hours of the Company, which will he established by the Company and may be changed as needed to meet the needs of the business.  You agree that during your employment with Proofpoint, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Proofpoint is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Proofpoint.

8.             Employment Status.  The Company is an “at-will” employer.  This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying Proofpoint.  Likewise, the Company may terminate your employment at any time, for any reason, with or without cause or advance notice.

9.             Miscellaneous.  This letter, together with your Proprietary Information and Inventions Agreement and the Arbitration Agreement form the complete and exclusive statement of your employment agreement with Proofpoint.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by the Chief Executive Officer or the Company.  You understand and agree that the Company has not made any representations or warranties regarding the tax treatment of any of the benefits detailed in this letter, including, but not limited to any potential taxes or other consequences relating to Internal Revenue Code Section 409A.  To the extent you have any questions about this or any other provisions in this letter, we encourage you to consult with independent counsel and tax advisors.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States, your successful clearance of a routine background and reference check (including executing the consent forms to perform those checks which are included with this letter attached hereto as Exhibit C), and signing the enclosed Proprietary Information and Arbitration Agreements.  Your employment, pursuant to this offer, is contingent upon H-1B approval.  Please sign and date this letter, both of its exhibits, and the background check consent forms and return them to me by end of business Monday, June 9, 2008, if you wish to accept employment with Proofpoint under the terms described above.  If you accept our offer, we would like you to start on approximately July 21, 2008 contingent upon H-1B approval and subject to first successfully clearing the background and reference checks noted above.

We look forward to working with you to make Proofpoint a success.  If there are any aspects of our offer, which you would like, clarified, please let me know.

Best regards,

/s/ Gary Steele

Gary Steele
Chief Executive Officer

Understood & Agreed:

/s/ Dean Hickman-Smith
Dean Hickman-Smith

Date	6/8/08